U.S. SECURITIES AND EXCHANGE COMMISSION


                         Washington, D.C.  20549

                               FORM 8-K
                            CURRENT REPORT

 Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

          Date of Report:  November 9, 1999

            Commission file number 0-8898

                Midcoast Energy Resources, Inc.
        (Exact name of Registrant as Specified in Its
                      Charter)

                     Nevada              76-0378638
     (State or Other Jurisdiction of   (I.R.S. Employer
    Incorporation or Organization)    Identification No.)

               1100 Louisiana, Suite 2950 Houston, Texas      77002
             (Address of Principal Executive Offices)       (Zip Code)

 Registrant's telephone number, including area code: (713) 6508900



Item 2.Acquisition of Assets

KANSAS PIPELINE COMPANY ACQUISITION

On November 9, 1999, Midcoast Energy Resources, Inc.
("Midcoast") purchased  Kansas Pipeline Company
("KPC"), MarGasCo  Partnership ("MarGasCo")   and
other  related  entities.   The   acquisition
includes  the  KPC owned and operated 1,120 mile
interstate  gas pipeline  system which transports
natural gas from  Oklahoma  and western  Kansas
to  the  metropolitan Wichita  and  Kansas  City
markets.   The KPC system also includes three
compressor stations with  a  total  of  14,680
horsepower  and  has  a  capacity  of approximately
160 Mmcf/day. KPC has supply interconnections with the Transok, Panhandle Eastern, and ANR pipeline systems.

MarGasCo is a non-regulated company, which primarily markets natural gas off the KPC interstate pipeline system. Currently MarGasCo markets gas to over 125 end-use customers in Kansas, Missouri and Oklahoma.

Under   the   terms   of  the  agreement,  Midcoast
paid   cash consideration  of  approximately  $190
million,  which  includes repayment  of $68.4 million
in existing KPC senior secured  notes and other
indebtedness, and an $8.7 million prepayment penalty
in connection  with  the  early  retirement  of
debt.    Midcoast
anticipates taking an extraordinary charge for the prepayment penalty in the fourth quarter of 1999. Midcoast financed this transaction by amending its existing credit facility (see Item 5 below).

Item 5.      Other Events
AMENDMENT TO EXISTING CREDIT AGREEMENT
On  November  8,  1999, Midcoast amended and
restated  its  bank financing agreement under the
certain Amended and Restated Credit Agreement  dated
August 31, 1998.  The amendments  increased  our
borrowing  availability, modified our letter of
credit  facility, extended  the  maturity  five years
to  November  2004,  modified financial  covenants,
established waiver and amendment  approvals and
changed  the  method to determine the interest  rate
to  be charged.
The  amendments to the credit agreement increased
our  borrowing availability from $125 million to $265
million, with an accordian feature up to $400
million. The amended credit agreement provides
borrowing  availability  as follows: (i)  up  to  a
$25  million sublimit  for the issuance of standby
and commercial  letters  of credit  and (ii) the
difference between the $265 million and  the used
sublimit  available  as a revolving  credit
facility.  The facility  will provide for Canadian
Dollar borrowings  of  up  to C$50 million.  At the
option of the Company, borrowings under the amended
credit  agreement  accrue  interest  at  LIBOR  plus
an applicable margin or the higher of the Bank of
America prime rate or the Federal Funds rate plus an
applicable margin.
The applicable margin percentage to be added to the
interest rate is  based  on  the  Company's total
debt to total  capitalization ratio  at the end of
each fiscal quarter.  The Company is charged a
margin  between 1.0% and 2.0% as the Company's total
debt  to total  capitalization ratio ranges from
under 40% and  over  65%, respectively.   As  a
result  of the  KPC  acquisition  and  the resulting
increase   in  Midcoast's   total   debt   to   total
capitalization ratio to approximately 67%, Midcoast's borrowings are currently being charged at the highest applicable margin of 2.0%.
At closing on November 9, 1999, Midcoast was subject to an arrangement fee, agency fee, underwriting fee and commitment fee totaling $1.2 million. Additionally, Midcoast is subject to an annual administrative agency fee of $35,000.
The credit agreement is secured by all accounts receivable, contracts, and the pledge of all of our subsidiaries' stock and a first lien security interest in our pipeline systems. The credit agreement also contains a number of customary covenants that require us to maintain certain financial ratios and limit our ability to incur additional indebtedness, transfer or sell assets, create liens, or enter into a merger or consolidation. The Company was in compliance with such financial covenants at September 30, 1999.
However, the Company is required to comply with more stringent covenant ratios on its debt to capitalization and EBITDA to interest by June 30, 2000.


Item 7.Financial Statements and exhibits

      (a)   Financial Statements of Business Acquired
           The required financial statement
           information will be provided as an
           amendment to this Form 8-K as soon as
           practicable but in any event no later than 60 days from the date of this filing.
      (b)  Pro Forma Financial Information

           The required pro forma financial
           information will be provided as an
           amendment to this Form 8-K as soon as
           practicable but in any event no later
           than 60 days from the date of this
           filing.


      (c)         Exhibits
     2.4  Asset Purchase Agreement dated November 9, 1999 by and between K-Pipe Merger Corporation, Midcoast Energy Resources, Inc., Midcoast Kansas Pipeline, Inc., and Midcoast Kansas General Partner, Inc.

           10.4 Amended and Restated Credit Agreement dated
          November 8, 1999, by and between Midcoast Energy
                Resources, Inc., Bank of America, N.A.,
                individually and as administrative
                agent, Bank One, N.A., individually
                and as syndication agent, CIBC,
                Inc., individually and as
                documentation agent, Banc of
                America Securities LLC, as lead
                arranger and book manager, and
                certain other Lenders.






Signature


In accordance with the requirements of the Exchange Act, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


 MIDCOAST ENERGY RESOURCES, INC.
 (Registrant)



 BY: /s/ Richard A. Robert
    Richard A. Robert
    Principal Financial Officer
          Treasurer
 Principal Accounting Officer


 Date: November 19, 1999